EXHIBIT 10(C)


                            TERM NOTE

U.S. $25,000,000
                                                 March 14, 1996
                                             New York, New York


     FOR VALUE RECEIVED, THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware Corporation (the "Borrower"), hereby promises to pay to the order of SUNTRUST BANK (the "Bank"), the principal sum of TWENTY-FIVE MILLION AND NO/ 100 United States Dollars (U.S. $25,000,000.), plus all accrued and unpaid interest thereon. Principal shall be due and payable in the following three installments: $8,333,333.33 on March 14, 2001; $8,333,333.33 on
March 14, 2002; and $8,333,333.34 on March 14, 2003.

     Interest shall be payable at the rate and on the dates provided in the Credit Agreement.

     All such payments of principal and interest shall be made in lawful money of the United States of America in Federal or other immediately available funds at the office of the Bank located at 711 Fifth Avenue, 5th Floor, New York, New York 10022, or at such other place as the holder hereof may designate.

     This note is the Term Note referred to in the Credit Agreement dated as of March 14, 1996, between the Borrower and the Bank, as the same may be amended from time to time (the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with same meanings. Reference is made to the Credit Agreement for provisions prohibiting prepayment hereof and providing for the acceleration of the maturity hereof.


                         THE INTERPUBLIC GROUP OF COMPANIES, INC.

                         By:    THOMAS J. VOLPE

                         Title: Senior Vice President-Financial
                                Operations

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